UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2007

GUITAR CENTER, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-22207	95-4600862
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5795 Lindero Canyon Road Westlake Village, California		91362
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (818) 735-8800

Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations & Financial Condition.

The information in this Item 2.02, including that incorporated herein by reference, is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Item, including that incorporated herein by reference, shall not be deemed incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

On August 7, 2007, Guitar Center, Inc. (the “Company”) issued a press release announcing its financial results for the quarter ended June 30, 2007.  Attached to the press release were financial tables.  A copy of the press release and the financial tables are attached hereto as Exhibit 99.1 and 99.2, respectively, and are incorporated by reference solely into this Item 2.02.  Exhibit 99.1 is not incorporated by reference into any other Item of this Current Report.

Item 8.01.  Other Events.

On August 7, 2007 we reported our financial results.   Consolidated net sales increased 13.3% to $518.9 million in the second quarter from $458.0 million in the prior year period. Net income in the second quarter was $9.6 million, or $0.32 per diluted share, compared to net income of $13.4 million, or $0.47 per diluted share, in the prior year period. Transaction expenses related to the proposed merger with affiliates of Bain Capital Partners, LLC, were $1.7 million after-tax, or $0.06 per diluted share. Excluding these transaction expenses, the Company’s net income would have been $0.37 per diluted share. Net income in the second quarter included stock-based compensation expense under the Company’s long-term incentive plans (LTIP) of $0.3 million after-tax, or $0.01 per diluted share. Net income in the prior year period included stock-based compensation expense under the LTIP of $1.2 million after-tax, or $0.04 per diluted share.

Guitar Center Stores. During the quarter, the Company opened two secondary format Guitar Center stores. Net sales from Guitar Center stores increased 9.2% to $371.1 million in the second quarter from $339.8 million in the same period last year. Sales from new stores contributed $31.4 million in the second quarter and represented all of the increase. Comparable store sales for the Guitar Center stores declined 0.1% for the quarter. Gross margin was 27.0% in the second quarter compared to 26.7% in the same period last year. This increase primarily resulted from higher selling margins, partially offset by an increase in occupancy costs. Selling, general and administrative expenses in the second quarter for the Guitar Center stores were 22.0% of net sales, compared to 21.3% of net sales in the same period last year. The increase primarily is due to the transaction costs associated with the proposed merger.

Direct Response. Direct response net sales for the second quarter increased 28.1% to $110.6 million from $86.3 million in the same period last year. Net sales of the existing direct response business increased 2.4% over 2006, representing 8.5% of the year-over-year sales increase. Woodwind & Brasswind, which was acquired on February 9, 2007, contributed 91.5% of the increase in direct response net sales. Gross margin was 29.4% for the second quarter compared to 30.8% in the prior year period. The decrease reflects the impact of the Woodwind & Brasswind business, which historically has had a lower selling margin than the core Musician’s Friend business. Excluding the effects of the Woodwind & Brasswind business, gross margin for the second quarter in our direct response division increased to 32.6% from 30.8% in the same period last year, principally due to higher selling margins. Selling, general and administrative expenses for the second quarter were 27.1% of net sales compared to 24.3% in the same period last year. The increase primarily reflects the effects of the fulfillment center transition.

Music & Arts. Net sales from the Company’s Music & Arts division increased 16.9% to $37.2 million in the second quarter from $31.8 million in the same period last year. Comparable sales for the Music & Arts division decreased 1.0% in the quarter. Second quarter gross margin for Music & Arts was 37.7% compared to 43.7% in the same period last year, reflecting higher shrink and occupancy costs. Selling, general and administrative expenses were reduced to 44.6% of net sales compared to 45.6% in the second quarter of 2006, primarily resulting from a reduction of amortization expense and lower compensation expenses.

Financial Tables.  We hereby incorporate by reference into this Item 8.01 the financial tables attached hereto as Exhibit 99.2.  No other information contained in or attached to this Current Report is incorporated by reference into this Item 8.02 or shall otherwise be deemed to have been filed with the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUITAR CENTER, INC.

Date: August 7, 2007	By:	/s/ LELAND P. SMITH
Leland P. Smith Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Guitar Center, Inc., dated August 7, 2007.

99.2	Financial tables to press release, dated August 7, 2007.